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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             The Topps Company, Inc.
                             -----------------------
                                (Name of Issuer)

                    [Common Stock, par value $.01 per share]
                    ----------------------------------------
                         (Title of Class of Securities)

                                    89078610
                                    --------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

-------------------                                            -----------------
CUSIP No.  89078610                    13G                     Page 2 of 5 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Arthur T. Shorin
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            2,566,489
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                2,566,489
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,566,489
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           [5.5%]
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------


                                Page 2 of 5 Pages

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Item 1(a).     Name of Issuer:
----------     ---------------
               The Topps Company, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:
----------     ------------------------------------------------
               One Whitehall Street
               New York, New York 10004

Items 2(a)     Name of Person Filing; Address of Principal
----------     -------------------------------------------
and (b).       Business Office:
--------       ----------------
               This statement is filed by Arthur T. Shorin ("Shorin"). The business address of Shorin is One Whitehall Street, New York, New
               York 10004.


Item 2(c).     Citizenship:
----------     ------------
               United States

Item 2(d).     Title of Class of Securities:
----------     -----------------------------
               Common Stock, par value $.01 per share (the "Common Stock")

Item 2(e).     CUSIP Number:
----------     -------------
               89078610

Item 3.        Not Applicable
-------

Item 4.        Ownership:
-------        ----------

               (a) 2,566,489 shares of Common Stock beneficially owned by Shorin as of December 31, 1998.

               (b) 5.5%

               (c) (i)      2,566,489
                   (ii)     -0-
                   (iii)    2,566,489
                   (iv)     -0-


                                Page 3 of 5 Pages

Item 5.        Ownership of Five Percent or Less of a Class:
-------        ---------------------------------------------
               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
-------        ----------------------------------------------------------------
               Not Applicable

Item 7.        Identification and Classification of the
-------        ----------------------------------------
               Subsidiary Which Acquired the Security Being
               --------------------------------------------
               Reported on By the Parent Holding Company:
               ------------------------------------------
               Not Applicable

Item 8.        Identification and Classification of Members
-------        --------------------------------------------
               of the Group:
               -------------
               Not Applicable

Item 9.        Notice of Dissolution of Group:
-------        -------------------------------
               Not Applicable

Item 10.       Certification:
--------       --------------
               Not Applicable





                                Page 4 of 5 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 1999


                                           /s/ Arthur T. Shorin
                                           -------------------------
                                               Arthur T. Shorin







                                Page 5 of 5 Pages